As filed with the Securities and Exchange Commission on December 12, 2011
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
NUANCE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3156479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Amended and Restated 2000 Stock Plan
and
Amended and Restated 1995 Directors’ Stock Plan
(Full title of the Plan)
Thomas L. Beaudoin
Executive Vice President and Chief Financial Officer
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Todd DuChene, Esq.
Executive Vice President and General Counsel
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities to	to be	Offering Price	Aggregate	Amount of
be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, $0.001 par value per share to be pursuant to the Company’s Amended and Restated 2000 Stock Plan	7,500,000 shares	$24.75 (2)	$185,625,000	$21,272.63
Common Stock, $0.001 par value per share to be pursuant to the Company’s Amended and Restated 1995 Directors’ Stock Plan	500,000 shares	$24.75 (2)	$12,375,000	$1,418.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock that become issuable under the above listed plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the common stock of Nuance Communications, Inc. as reported on the Nasdaq Global Select Market on December 5, 2011 in accordance with Ruled 457(c) and 457(h) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
          *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been previously filed with the Commission, are hereby incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the period ended September 30, 2011 filed with the Commission on November 29, 2011.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since September 30, 2011.

(c)	The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 20, 1995 and any further amendment or report filed with the Commission for the purpose of updating such description.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the shares of our common stock offered by this Registration Statement will be passed upon for us by Garrison R. Smith, Esq., our Associate General Counsel, Corporate & Securities. Mr. Smith is paid a salary by Nuance, is a participant in various employee benefit plans offered to employees of Nuance generally, owns shares of Nuance common stock and has options to purchase shares of Nuance common stock.

Item 6. Indemnification of Directors and Officers.
          Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
          Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, subject to certain additional limitations.
          Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
          Article XI of the Restated Certificate of Incorporation, as amended, of the Registrant authorizes the Registrant, subject to certain limited exceptions, to indemnify its directors and officers to the fullest extent permitted by the Delaware Corporation Law. Article II, Section 6 of the Amended and Restated Bylaws of the Registrant, however, require the Registrant to indemnify its directors and officers to the fullest extent permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Document
4.1	Amended and Restated 2000 Stock Plan

4.2	Amended and Restated 1995 Directors’ Stock Plan

5.1	Legal Opinion of Garrison R. Smith, Associate General Counsel of Nuance Communications, Inc.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Garrison R. Smith, Associate General Counsel of Nuance Communications, Inc. (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)

Item 9. Undertakings.
          A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification as against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, Commonwealth of Massachusetts, on December 9, 2011.

Nuance Communications, Inc.
By:	/s/ Paul A. Ricci
Paul A. Ricci
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Ricci and Thomas L. Beaudoin, jointly and severally, as such person’s attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul A. Ricci Paul A. Ricci	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 9, 2011

/s/ Thomas L. Beaudoin Thomas L. Beaudoin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2011

/s/ Daniel D. Tempesta Daniel D. Tempesta	Chief Accounting Officer (Principal Accounting Officer)	December 9, 2011

/s/ Robert J. Frankenberg	Director	December 9, 2011
Robert J. Frankenberg

/s/ Patrick T. Hacket	Director	December 9, 2011
Patrick T. Hackett

/s/ William H. Janeway William H. Janeway	Director	December 9, 2011

/s/ Katharine A. Martin	Director	December 9, 2011
Katharine A. Martin

/s/ Mark B. Myers	Director	December 9, 2011
Mark B. Myers

/s/ Philip J. Quigley	Director	December 9, 2011
Philip J. Quigley

/s/ Robert G. Teresi	Director	December 9, 2011
Robert G. Teresi

/s/ Mark R. Laret Mark R. Laret	Director	December 9, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
4.1	Amended and Restated 2000 Stock Plan

4.2	Amended and Restated 1995 Directors’ Stock Plan

5.1	Legal Opinion of Garrison R. Smith, Associate General Counsel of Nuance Communications, Inc.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Garrison R. Smith, Associate General Counsel of Nuance Communications, Inc. (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)